Filed pursuant to Rule 424(b)(3)

File # 333-64982

SIXTH PROSPECTUS SUPPLEMENT DATED APRIL 1, 2003

TO

PROSPECTUS DATED JULY 19, 2001

2,425,373 SHARES

CHAMPION ENTERPRISES, INC.

COMMON STOCK
($1.00 PAR VALUE)

     This prospectus supplement supplements the prospectus dated July 19, 2001 of Champion Enterprises, Inc. (“Champion”) relating to 2,425,373 shares of common stock, $1.00 par value per share, of Champion issuable upon conversion of Convertible Promissory Notes held by the selling shareholders. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 1, 2003.

     The section of the Prospectus under the heading “Selling Shareholders” is amended to read in its entirety as follows:

     Certain information concerning the selling shareholders is provided below. The following table was restated in a supplement to this Prospectus dated April 1, 2003 and reflects selling shareholder information as of that date.

		Shares of Common Stock

	Present Positions, Offices or	Beneficially
	Relationships with the Company and	owned as of	Offered	Percent of
	its Affiliates During the Past 3	date of this	by this	class owned
Name	Years	Prospectus	Prospectus	after Offering

	(1)	(2)	(3)	(4)

John Bushman	Consultant	1,000	562,875	0

ICA Group, Inc.	N/A	0	663,869	0

Investment Corp. of America	N/A	0	261,503	0

Ed Lasater	President	37,552	187,127	*

Roger Lasater	Senior Vice President Sales & Marketing for Champion Enterprises, Inc.	103,140	120,873	*
	Formerly, EVP A-1 Homes Group LP, President, Western Region of Champion Enterprises, Inc., President of Genesis Homes

Jeff Bushman	Formerly, Regional Vice President	0	147,006	*

Gary Chipman	Regional Vice President	2,375	103,174	*

Jim Kirk	Formerly, Regional Vice President of Homes America of Arizona, Inc.	22,000	101,812	*

Harvey Andrews	Formerly, General Manager	10,000	75,926	*

Brad Bushman	Formerly, General Manager Wholesale Division	0	62,664	*

Sandy Tucker	General Manager	875	15,665	*

Mike McGinnis	Director of Training	15,971	45,943	*
	Formerly, General Manager

Ben Spector	Formerly, General Manager	0	28,891	*

Gay Clary	General Manager	7,526	2,519	*

Andy Lasater	Executive Vice President	1,750	24,968	*

Ron Borders	Formerly, Salesman, General Manager	0	7,734	*

Eddie Harrison	Regional Vice President Formerly, General Manager	1,125	12,824	*

* Less than 1%

(1)	Unless otherwise indicated, the office or position listed is with A-1 Homes Group, Inc., a wholly-owned subsidiary of Champion Enterprises, Inc.

(2)	Consists of shares of the Company’s common stock beneficially owned by the selling shareholder excluding any shares to be received by the selling shareholder upon conversion into common stock of any payments due to the selling shareholder after April 1, 2003 under the Convertible Promissory Notes.

(3)	Assumes conversion into common stock of all of the payments due to the selling shareholder under the Convertible Notes at a conversion price of $10.72 per share, based upon the average of the high and low reported sales price of the Company’s common stock for July 10, 2001. This conversion price and, therefore, the number of shares of common stock issuable upon conversion of the payments under the Convertible Promissory Notes are subject to adjustment.

(4)	Assumes sale of all common stock issuable upon conversion of the payments due to the selling shareholder under the Convertible Promissory Notes.

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